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                         INDEPENDENT AUDITORS' CONSENT


To the Board of Trustees
The Cardinal Group:

     We consent to the use of our report dated November 14, 1997, included herein and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and under the heading "Legal Counsel and Independent Auditors" in the Statement of Additional Information.

Columbus, Ohio
January 27, 1998                          KPMG PEAT MARWICK LLP